Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jill Schmidt
(952) 594-3385

INTERNATIONAL  MULTIFOODS  REPORTS
FISCAL  2004  FIRST-QUARTER  RESULTS

Multifoods’ earnings before unusual items are 10 cents per diluted share in the quarter

Company affirms full-year guidance of $1.70 to $1.75 per share, before unusual items

MINNEAPOLIS, June 26, 2003 — International Multifoods Corp. (NYSE: IMC) today reported a first-quarter fiscal 2004 net loss of $300,000, or 2 cents per diluted share, compared with a loss of $36.4 million, or $1.87 per share, in the first quarter of fiscal 2003.  As previously announced, first-quarter fiscal 2004 reported results included an unusual pre-tax charge of $3.5 million, or 12 cents per share after taxes, for costs to restructure and increase the competitiveness of its Canadian Foods division and its Foodservice Products business in the United States.  Last year’s first-quarter amounts reflect a loss of $39.7 million, or $2.04 per diluted share, from discontinued operations.

Excluding unusual items, first-quarter fiscal 2004 earnings from continuing operations were $2 million, or 10 cents per diluted share, compared with $3.3 million, or  17 cents per share, in the year-earlier period.  Overall, higher commodity costs and lower pension income reduced results in this year’s first quarter by about 10 cents per share.

In addition, first-quarter fiscal 2004 results included a $1.7 million pre-tax charge, or about 6 cents per share after taxes, for bad debt reserves associated with the bankruptcy of Fleming Companies.  The company also realized a pre-tax gain of $1.4 million, or about 5 cents per share after taxes, attributable to foreign currency translation on a U.S. dollar-denominated intercompany loan to its Canadian Foods division due to a stronger Canadian dollar.  This gain is recorded in the attached financial tables under “Other income (expense), net.”

Net sales for the quarter ended May 31 totaled $213.9 million, compared with $210.4 million in the prior year.

“Our performance in the quarter was in line with expectations, and we are on track to deliver earnings before unusual items of $1.70 to $1.75 per share for the full year,” said Gary E. Costley, Multifoods chairman and chief executive officer.

“We remain focused on strengthening our overall market positions and driving efficiencies across the company,” Costley said.  “During the quarter, we experienced solid performance in both the U.S. and Canadian retail marketplaces, with consumer take-away as measured by dollar volume up in nearly all key product lines.  Our strong commitment to brand-building and innovation will continue to benefit us and positively impact our results long term.”

Costley also noted that during the quarter, the company completed the transition of its U.S. Consumer Products business processes from General Mills.  Key milestones in the quarter included the successful implementation of a new SAP management information system, and the start-up and certification of the company’s baking mix and ready-to-spread frosting plant in Toledo, Ohio.

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MULTIFOODS REPORTS FIRST-QUARTER FISCAL 2004 RESULTS

In a separate announcement today, the company said that it has agreed to sell its foodservice pie business for approximately $2.3 million in cash.  Proceeds from the sale will be used to reduce debt.  In connection with this transaction and the resulting closing of Multifoods’ Simcoe, Ontario, foodservice pie plant, the company expects to recognize an unusual pre-tax charge in the range of $1 million to $2 million, or 3 cents to 6 cents per share, over the balance of the year.  Excluding this charge, the transaction is expected to be neutral to Multifoods’ fiscal 2004 earnings.

Capital expenditures in the quarter were $12 million and included the first of two payments to General Mills for the purchase of a manufacturing plant in Toledo, Ohio.  The former General Mills plant was converted over the past 18 months to produce the Pillsbury and Hungry Jack baking mixes, and Pillsbury ready-to-spread frostings that Multifoods acquired from General Mills in November 2001.  The conversion process, which included cost and quality guarantees, was overseen by an independent trustee appointed by the Federal Trade Commission.  The plant was fully certified by the trustee in May.

Depreciation and amortization totaled $5.4 million, up from $3.7 million in the prior year.  This increase was driven by the purchase of the Toledo facility.

Debt at the end of the quarter was approximately $375.9 million, down from $536.4 million a year ago.  Since the end of the company’s fiscal year, debt was up about $32 million due to higher working capital and infrastructure investments.  During the quarter, working capital increased approximately $20 million as Multifoods purchased the raw materials inventory and accounts receivable from General Mills that had been carried on General Mills’ balance sheet since Multifoods’ November 2001 brand acquisition under terms of a transition services agreement.

As a result of the purchase of working capital from General Mills, Multifoods used $15.9 million of cash for operations.  The company expects to generate free cash flow (cash flows from continuing operations less capital expenditures of approximately $40 million) in the $20 million to $25 million range in its current fiscal year, ending Feb. 28, 2004.  Debt reduction remains the company’s priority for the use of its excess cash.

Net interest expense for the quarter was $6.2 million, down from $6.5 million in the year-earlier period.

Discussion of First-Quarter Operating Results

Costley noted that overall, the company’s first-quarter fiscal 2004 results before unusual items were adversely affected by the increase in bad debt reserves related to the bankruptcy of Fleming Companies, higher commodity costs and lower pension income.

Following is a review of the company’s first-quarter operating results by segment:

U.S. Consumer Products.  Net sales for the first quarter were $83.2 million, down slightly from $86 million in the same period a year ago.  Operating earnings were $6.6 million, compared with $10.5 million in the first quarter of fiscal 2003.

The decline in earnings was driven by the recognition of a $1.7 million bad debt reserve associated with the Fleming bankruptcy, higher commodity costs, unfavorable product mix and lower shipment volume.  Total shipments in the first quarter were down about 8 percent, due primarily to lower volume to Fleming and the impact of retailers reducing inventories that were built up at the end of Multifoods’ fiscal 2003 fourth quarter in advance of the company’s conversion in early March to its new SAP management information system.

Consumer take-away as measured by dollar volume was up 6 percent in the first quarter, compared with a year ago.  This improvement reflects the benefits of core distribution gains, new product introductions, and strong marketing and merchandising programs.  Overall, distribution of the company’s branded products was up nearly 12 percent versus a year ago.

“From a marketplace standpoint, we had a solid quarter, and we are encouraged by the increasing demand for our products,” Costley said.  “This performance clearly demonstrates the benefits of the investments we are making to build brand equity, develop and launch new products, and expand distribution.”

Costley added, “With our strong consumer brands and the continued attention that we are bringing to them, we are well positioned for the balance of the year.”

The company continues to focus on brand-building initiatives and new product innovation.  New items include Pillsbury SnackBatch baking mixes, Hungry Jack flavored mashed potatoes and Martha White Cornbread Creations.  During the quarter, the company also benefited from a successful portfolio-wide marketing initiative in March and from strong Easter merchandising.

Foodservice Products.  First-quarter net sales in Foodservice Products were $55.4 million, compared with $58.3 million in the prior year.  Excluding unusual items, operating earnings were $900,000, down from $1.6 million in the first quarter of fiscal 2003.  These results largely reflect continued volume declines in the company’s foodservice baking mix businesses, the rationalization of some product lines and ongoing softness in the foodservice industry.

“We are clearly disappointed with the performance of our Foodservice Products business, and we are taking steps to improve it,” Costley said.  “Our announcement today to sell the foodservice pie business is in keeping with our strategy to simplify our foodservice business and increase its profitability.”

During the quarter, the company closed two small facilities, exited an unprofitable account and discontinued some slower-moving products.  The company also expanded its frozen muffin product line and introduced two new Pillsbury foodservice baking mix items.

Canadian Foods.  Net sales in the first quarter were $75.3 million, compared with $66.1 million in the first quarter of fiscal 2003.  This increase was largely attributable to favorable foreign currency translation, 6-percent volume growth in Canadian consumer products and the impact of higher selling prices resulting from higher commodity costs.

Operating earnings before unusual items were $3.6 million, down slightly from $3.8 million in the year-earlier first quarter, due primarily to lower commercial baking mix volumes, and higher commodity and manufacturing costs.  The favorable impact of currency translation on operating earnings was largely offset by the negative effects of currency on U.S. dollar-denominated sales.

“Our first-quarter performance in Canada was in line with our expectations,” Costley said.  “In April, we instituted significant organizational changes to improve the focus, speed and processes in our Canadian Foods business, and we are just beginning to see the benefits of these actions.”

During the quarter, shipments were up about 7 percent in consumer condiments, primarily as a result of the company’s continued success with its Bick’s Snack ‘Ems pickles.  Consumer take-away for Bick’s increased 8 percent for the 12-week period ending May 17.  Shipments in consumer grain-based products rose 6 percent in the quarter.  For the 12 weeks ending May 17, Robin Hood consumer flour take-away was up 1 percent.

Outlook

For fiscal year 2004 ending Feb. 28, 2004, Multifoods expects earnings before unusual items to be in the range of $1.70 to $1.75 per share.  Including unusual items, reported earnings per share are expected to be in the range of $1.52 to $1.60.  These estimates assume continued investments in marketing and R&D; higher commodity costs, which will principally affect first-half comparisons; higher depreciation expense; and lower income from the company’s pension plans, which were fully funded at the end of fiscal 2003.

Multifoods’ goal is to generate annualized operating earnings growth of 5 percent to 7 percent and earnings per share growth of 9 percent to 11 percent over a three-year period beginning in fiscal 2004.  The company also said that it expects to exceed $100 million in free cash flow (cash flows from operations less capital expenditures of $90 million to $100 million) over the same three years.

“We are investing in our brands and partnering with our customers to help them drive sales,” Costley said.  “With clearly defined growth strategies and a stronger balance sheet, we are confident that we will deliver our annual and three-year financial targets.”

Summary of First-Quarter Fiscal 2004 Unusual Items

The company’s fiscal 2004 first-quarter results included a pre-tax charge of $3.5 million, or 12 cents per share after taxes, associated with actions taken to reduce the cost structure and improve the financial performance of its Canadian Foods division and its Foodservice Products business in the United States.  These actions, which included significant management changes in its Canadian Foods business, the rationalization of its foodservice product line in the United States, and the closing of two small U.S. foodservice facilities, resulted in a net reduction of about 100 full-time positions.

Conference Call Information

Multifoods will review its fiscal 2004 first-quarter results and discuss its outlook on a conference call today, beginning at 11 a.m. (EDT).  Investors and the public are invited to listen to the live Webcast of the conference call through the company’s Web site, www.multifoods.com.  A replay of the Webcast will be available at the same location shortly after the call and will remain available through the end of August.

About International Multifoods

International Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $940 million.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potato side dishes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple®.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain, other raw materials and fuel; the impact of labor matters; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the potential inability to collect on a $6 million insurance claim receivable related to the loss of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 1, 2003, and other reports filed with the Securities and Exchange Commission.

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International Multifoods Corporation
Consolidated Statements of Operations

(unaudited)

	First Quarter Ended
(in millions, except per share data)	May 31, 2003	June 1, 2002
Net sales	$213.9	$210.4
Cost of goods sold	(178.3)	(168.5)
Gross profit	35.6	41.9
Selling, general and administrative	(27.8)	(30.1)
Unusual items	(3.5)	—
Operating earnings	4.3	11.8
Interest, net	(6.2)	(6.5)
Other income (expense), net	1.4	—
Earnings (loss) from continuing operations before income taxes	(0.5)	5.3
Income taxes	0.2	(2.0)
Earnings (loss) from continuing operations	(0.3)	3.3
Loss from discontinued operations	—	(39.7)
Net loss	$(0.3)	$(36.4)

Basic earnings (loss) per share:
Continuing operations	$(0.02)	$0.17
Discontinued operations	—	(2.08)
Total	$(0.02)	$(1.91)

Diluted earnings (loss) per share:
Continuing operations	$(0.02)	$0.17
Discontinued operations	—	(2.04)
Total	$(0.02)	$(1.87)

Average shares outstanding:
Basic	19.2	19.0
Diluted	19.2	19.5

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2004 - First Quarter Ended May 31

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$83.2	$(76.6)	$6.6	$—	$6.6
Foodservice Products	55.4	(54.5)	0.9	(1.0)	(0.1)
Canadian Foods	75.3	(71.7)	3.6	(2.5)	1.1
Corporate	—	(3.3)	(3.3)	—	(3.3)
Total	$213.9	$(206.1)	$7.8	$(3.5)	$4.3

Reconciliation of operating earnings to net loss:

	Before Unusual Items	Unusual Items	Total
Operating earnings	$7.8	$(3.5)	$4.3
Interest, net	(6.2)	—	(6.2)
Other income (expense), net	1.4	—	1.4
Loss from continuing operations before income taxes	3.0	(3.5)	(0.5)
Income taxes	(1.0)	1.2	0.2
Loss from continuing operations	2.0	(2.3)	(0.3)
Earnings from discontinued operations	—	—	—
Net loss	$2.0	$(2.3)	$(0.3)

Basic loss per share:
Continuing operations	$0.10	$(0.12)	$(0.02)
Discontinued operations	—	—	—
Total	$0.10	$(0.12)	$(0.02)

Diluted loss per share:
Continuing operations	$0.10	$(0.12)	$(0.02)
Discontinued operations	—	—	—
Total	$0.10	$(0.12)	$(0.02)

International Multifoods Corporation

Segment and Earnings Digest

(unaudited)

(in millions, except per share data)

FY 2003 - First Quarter Ended June 1

	Net Sales	Operating Costs	Operating Earnings Before Unusual Items	Unusual Items	Operating Earnings
U.S. Consumer Products	$86.0	$(75.5)	$10.5	$—	$10.5
Foodservice Products	58.3	(56.7)	1.6	—	1.6
Canadian Foods	66.1	(62.3)	3.8	—	3.8
Corporate	—	(4.1)	(4.1)	—	(4.1)
Total	$210.4	$(198.6)	$11.8	$—	$11.8

Reconciliation of operating earnings to net loss:

	Before Unusual Items	Unusual Items	Total
Operating earnings	$11.8	$—	$11.8
Interest, net	(6.5)	—	(6.5)
Earnings from continuing operations before income taxes	5.3	—	5.3
Income taxes	(2.0)	—	(2.0)
Earnings from continuing operations	3.3	—	3.3
Loss from discontinued operations	(39.7)	—	(39.7)
Net loss	$(36.4)	$—	$(36.4)

Basic earnings (loss) per share:
Continuing operations	$0.17	$—	$0.17
Discontinued operations	(2.08)	—	(2.08)
Total	$(1.91)	$—	$(1.91)

Diluted earnings (loss) per share:
Continuing operations	$0.17	$—	$0.17
Discontinued operations	(2.04)	—	(2.04)
Total	$(1.87)	$—	$(1.87)

International Multifoods Corporation

Consolidated Condensed Balance Sheets

(unaudited)

(in millions)	May 31, 2003	March 1, 2003	June 1, 2002
Assets
Current assets:
Cash and cash equivalents	$3.2	$1.2	$48.7
Trade accounts receivable, net	68.7	43.9	45.3
Inventories	132.2	124.7	110.5
Current assets of discontinued operations	—	—	243.4
Other current assets	37.2	46.2	33.9
Total current assets	241.3	216.0	481.8
Property, plant and equipment, net	243.4	235.1	154.4
Goodwill and other acquisition related intangibles, net	199.7	199.3	182.0
Noncurrent assets of discontinued operations	—	—	83.7
Other assets	118.7	115.9	174.7
Total assets	$803.1	$766.3	$1,076.6

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$46.6	$15.1	$—
Current portion of long-term debt	1.3	1.3	24.1
Accounts payable	76.0	70.1	58.3
Current liabilities of discontinued operations	—	—	129.4
Other current liabilities	46.5	60.5	61.8
Total current liabilities	170.4	147.0	273.6
Long-term debt	328.0	328.0	512.3
Employee benefits and other liabilities	58.1	55.3	49.6
Total liabilities	556.5	530.3	835.5

Shareholders’ equity	246.6	236.0	241.1
Total liabilities and shareholders’ equity	$803.1	$766.3	$1,076.6

International Multifoods Corporation

Consolidated Condensed Statements of Cash Flows

(unaudited)

	First Quarter Ended
(in millions)	May 31, 2003	June 1, 2002
Cash flows from operations:
Earnings (loss) from continuing operations	$(0.3)	$3.3
Depreciation and amortization	5.4	3.7
Other, net	(21.0)	18.6
Cash provided by (used for) continuing operations	(15.9)	25.6
Cash provided by discontinued operations	—	5.7
Cash provided by (used for) operations	(15.9)	31.3

Cash flows from investing activities:
Capital expenditures	(12.0)	(4.2)
Other, net	—	(0.7)
Cash used for investing activities	(12.0)	(4.9)

Cash flows from financing activities:
Net change in debt	30.0	(5.1)
Other, net	(0.1)	0.7
Cash provided by (used for) financing activities	29.9	(4.4)

Effect of exchange rate changes on cash and equivalents	—	0.2
Net increase in cash and equivalents	2.0	22.2
Cash and equivalents at beginning of period	1.2	26.5
Cash and equivalents at end of period	$3.2	$48.7